Exhibit 99.1

FOR IMMEDIATE RELEASE

Stuart McElhinney, Vice President — Investor Relations

310.255.7751 smcelhinney@douglasemmett.com

DOUGLAS EMMETT AND QIA

ACQUIRE WESTWOOD OFFICE PORTFOLIO

SANTA MONICA, California — March 1, 2016 — Douglas Emmett, Inc. (NYSE: DEI), a real estate investment trust (REIT), today announced the acquisition of a 1,725,000 square foot office portfolio in a joint venture with Qatar Investment Authority (QIA). The portfolio consists of four Class “A” office buildings located in Westwood, a premier West Los Angeles submarket. The purchase price was approximately $1.34 billion, or $777 per square foot.

Douglas Emmett plans to retain 20% to 30% of the equity in the joint venture, with the remaining interests being held by institutional partners. The joint venture has obtained a non-recourse $580 million interest-only loan with a seven-year term. The interest rate is floating at Libor plus 1.40%, which has been fixed at 2.37% per annum for five years through an interest rate swap. In accordance with generally accepted accounting principles, this joint venture will be consolidated in the financial statements of Douglas Emmett, Inc.

With the addition of this portfolio, Douglas Emmett controls 74% of the Westwood Wilshire office corridor. Douglas Emmett’s total commercial portfolio now consists of 66 office properties totaling approximately 17.2 million rentable square feet. Douglas Emmett also owns ten premier apartment communities in Los Angeles and Honolulu with a total of 3,336 units.

For QIA, this joint venture represents another step in its plans to significantly expand its US investment portfolio, and follows other large investments in real estate, such as in New York City last year. In 2015, QIA announced plans to invest $35 billion in North America over five years.

About Douglas Emmett, Inc.

Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

About Qatar Investment Authority (QIA)

Qatar Investment Authority was founded by the State of Qatar in 2005 following the vision of HH Sheikh Hamad bin Khalifa Al Thani to strengthen the country’s economy by diversifying into new asset classes. Building on the heritage of Qatar investments dating back more than three decades, its growing portfolio of long-term investments help complement the state’s huge wealth in natural resources.